August 28, 2007	Contact: Marc Lipsker
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 07-08

HuntMountain Strengthens Board and Hires VP of Investor Relations

(SPOKANE, Wash.) HuntMountain Resources (OTCBB: HNTM) announces changes to management and additions to Board of Directors.

Greg Lipsker, legal counsel to HuntMountain, has been appointed to the Board of Directors as Vice Chairman. Also appointed to the board of directors is Randal Hardy who has resigned as company president. Until a permanent replacement is found, Chairman and CEO, Tim Hunt, will serve as interim president. Vice President of Exploration, Matt Hughes has been promoted to Executive Vice President and Chief Operating Officer.

Joining HuntMountain as Vice President of Investor Relations is Marc Lipsker. Mr. Lipsker brings twenty plus years of experience in successful investor relations within the professional investment advisory and mining industries sector. Prior to joining the company, Mr. Lipsker served as VP of Marketing and Client Services for ICM Asset Management, a national investment advisory firm located in Spokane. Previous to that, Mr. Lipsker was Director of Investor Relations for Yamana Resources; a Toronto based junior exploration company. Yamana was engaged in the acquisition, exploration and development of precious metal properties in North and South America and Southeast Asia. Mr. Lipkser earned his B.A. degree in Business Administration at Gonzaga University. His appointment was effective on August 15, 2007.

Attorney Greg Lipsker’s appointment as Vice Chairman represents a key addition to the board, and a decisive move to gain tactical expertise for the long-term strategic positioning of the company. Mr. Lipsker is a major shareholder in the company and previously served as the company’s outside counsel. He had also served as the President and Director of HuntMountain’s predecessor company, Metaline Mining and Leasing. Mr. Lipsker earned his bachelor and masters degrees from Gonzaga University and his jurist doctorate from Georgetown University School of Law. He is a member of the Spokane County and Washington Bar Associations, Rocky Mountain Mineral Law Foundation, and the Northwest Mining Association. This appointment was effective August 24, 2007.

Commenting about these organizational changes, Tim Hunt, Chairman and CEO stated, “These developments are part of the natural evolution of HuntMountain Resources and will fortify our company by bringing additional legal and financial expertise to the board and a strong investor relations presence to our staff.”

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HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Marc Lipsker, Vice President of Investor Relations

HuntMountain Resources

(509) 892-5287

mlipsker@huntmountain.com

www.huntmountain.com